CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 21, 2014, relating to the financial statements and financial highlights, which appear in the December 31, 2013 Annual Report to Shareholders of Columbia Variable Portfolio – Managed Volatility Conservative Fund, Columbia Variable Portfolio – Managed Volatility Conservative Growth Fund and Columbia Variable Portfolio – Managed Volatility Growth Fund (three of the funds constituting Columbia Funds Variable Insurance Trust), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
April 25, 2014